EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2015.

Financial Highlights Q1, 2015-16

●	Revenues increased to PKR 674 million compared to PKR 493 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 139 million versus a gross profit of PKR 29 million in the same period of last fiscal year

●	Company posted a net loss of PKR 71 million compared to a loss of 190 million last year

Revenues for the quarter ended September 30, 2015 increased to PKR. 674 million compared with PKR 493 million in same quarter of last year. Major component driving this increase in revenues is the sale of NFSTM to two different customers in China. In addition to it, certain revenue related to establishment of model office for a prospective customer of NFS AscentTM has also been recognized in this quarter. Gross profit increased to PKR 139 million compared to PKR 29 million in the corresponding period. Company posted a net loss of PKR 71 million compared to a loss of PKR 190 million previous year. Loss per diluted share was PKR 0.79 in comparison of a loss per share of PKR 1.99 in the corresponding period of last fiscal year. Included in the net loss is depreciation and amortization expense of PKR 176 million (2015: PKR 203 million) as well as loss on foreign currency translation worth PKR 7.3 million. Company posted net EBITDA profit of PKR 1.28 per diluted share compared to an EBITDA profit of PKR 0.19 per share in the corresponding period.